Exhibit 10.3
AMENDMENT NO. 1 TO
2005 STOCK INCENTIVE PLAN
OF
NxSTAGE MEDICAL, INC.
     The 2005 Stock Incentive Plan (the “Plan”) of NxStage Medical, Inc. is hereby amended as follows:
     Section 4(a) is deleted in its entirety and the following is substituted in its place:
(a)	Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to an aggregate of 7,401,457 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”); provided, however, that of the 3,800,000 shares of Common Stock added to the Plan as of the Stockholder Approval Date, the maximum number of shares with respect to which Restricted Stock, Restricted Stock Units and Other Stock-Based Awards may be granted shall be 1,500,000.

For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Section 4(a) and 4(b), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled in cash only shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

     Section 5(c) is deleted in its entirety and the following is substituted in its place:
(c)	Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. The “Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows: (i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or (ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or (iii) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board or Committee may expressly determine otherwise.
     Section 5(d) is deleted in its entirety and the following is substituted in its place:
(d)	Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
     A new Section 5(h) is hereby added to the Plan, as follows:
(h)	Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

          A new Section 6(d) is hereby added to the Plan, as follows:
(d)	Exercise Price. The Board shall establish the exercise price of each SAR and specify the exercise price in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value of the Company’s common stock on the date the SAR is granted, provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value of the Company’s common stock on such future date.
          A new Section 6(e) is hereby added to the Plan, as follows:
(e)	Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide a exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a exercise price per share lower than the then-current exercise price per share of the cancelled SAR.
     Except as set forth above, the remainder of the Plan remains in full force and effect.
Adopted by the Board of Directors on July 25, 2007.
Adopted by the Stockholders on October 1, 2007 (the “Stockholder Approval Date”)